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EXHIBIT 99.2


NetSol's Dissidents Say New Management Team In Place

06-11-01 04:36 PM EST BY BEN SIEGEL | Of DOW JONES NEWSWIRES

WASHINGTON -(Dow Jones)- The management team supported by a group of shareholders of NetSol International Inc. (NTWK) reported to work at NetSol's offices Monday, a spokesman for the group said Monday.

As reported, the company's previous management issued a press release Monday saying it disputed the validity of the shareholder vote Sunday that brought in the new management. However, dissident group spokesman Dan Rubin said the company's "former" managers did not show up on Monday.

"The new management team has taken over and they are firmly in place," Rubin told Dow Jones Newswires Monday. "NetSol is looking forward to a good future."

The public relations firm that represented NetSol's management team going into Sunday's vote didn't return a phone call. A press release came out Monday in which Najeeb Ghauri - the chief executive before Sunday's meeting - said the "insurgent shareholder group" failed to follow state and federal laws in conducting Sunday's vote.

In the press release, Ghauri was identified as the company's chief executive.

As reported, NetSol Shareholders Group LLC said it received shareholder approval Sunday to elect seven new directors and take control of the company.

Cary Burch, the chief executive brought in by the dissidents, said Monday was "just like any other day" and he has received cooperation from employees.

"We are getting cooperation from everybody involved," Burch said. "I have great confidence in my management team."

But according to the NetSol press release, a shareholder meeting and board election is still scheduled for June 19.

"We are confident that a majority of NetSol's shareholders will believe in our ability to run the company, and will vote with us," said Ghauri in the press release. "We are looking forward to the June 19th special meeting where we intend to demonstrate that we enjoy support from a majority of our shareholders."

Rubin wouldn't comment on his group's position concerning the June 19 meeting.

"The Cary Burch management team will be prepared to honor any commitments that (the Burch management team) has made and will make to shareholders," he said.

NetSol
designs, develops, markets and exports proprietary software products to customers in the auto finance and leasing industry.

-Ben Siegel, Dow Jones Newswires; 202-628-7689

(This story was originally published by Dow Jones Newswires)